Exhibit 99.1
                                                                    ------------



                            [PLAYBOY GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE                                         Investor Contact:
                                                              Martha Lindeman
                                                              312-373-2430

                                                              Media Contact:
                                                              Linda Marsicano
                                                              312-373-2447

                           PLAYBOY ENTERPRISES REPORTS
                               STRONG 2005 RESULTS
            Reaffirms Guidance of Significant Improvement in 2006 EPS

     CHICAGO, Tuesday, February 14, 2006 -- Playboy Enterprises Inc. (PEI) (NYSE: PLA, PLAA) today reported results for the 2005 full year and fourth quarter. For full year 2005, PEI reported a net loss of $0.7 million, or $0.02 per basic and diluted share, which included a $19.3 million, or $0.58 per share, debt extinguishment charge. Excluding this charge, 2005 net income totaled $18.6 million, or $0.56 per share, in line with the company's 2005 financial guidance. This compares to 2004 net income of $10.0 million, or $0.30 per basic and diluted share. The 2004 results included a $5.9 million or $0.19 per share debt extinguishment charge, mostly offset by a $5.6 million or $0.18 per share insurance recovery. Excluding those items, net income totaled $10.3 million, or $0.31 per share. The 2005 results benefited from substantially lower interest expense and a significant growth in the Entertainment and Licensing businesses, which offset a decline in Publishing Group profits. Year-over-year operating income was flat at $30.9 million while revenues increased 3% in 2005 to $338.2 million.

     Net income for the fourth quarter ended December 31, 2005 was $4.6 million, or $0.14 per basic and diluted share. This compares to 2004 fourth quarter net income of $14.5 million, or $0.43 per basic and diluted share, which included the $5.6 million insurance recovery.

     Fourth quarter 2005 segment income was $7.4 million, down from $14.3 million. Licensing Group segment income rose nearly 90%, but, as anticipated, was more than offset by a $4.1 million negative swing in Publishing Group results. Entertainment Group results were down versus the prior year's very strong quarter and Corporate Administration and Promotion expense increased, also contributing to the decline. Revenues rose by 2% to $91.0 million.

     Christie Hefner, chairman and chief executive officer of PEI, said: "We are pleased to have delivered on our financial guidance in 2005, despite the significant industry-wide challenges that faced the Publishing Group. For the year, our growth businesses of Entertainment and Licensing recorded segment income increases of 24% and 54%, respectively. In addition, we successfully restructured the company's debt, streamlining our balance sheet and reducing net interest expense by nearly 65%.

     "We enter 2006 in a stronger competitive and financial position than a year ago. We expect that our Entertainment and Licensing businesses will show another year of strong profit growth that again will mitigate continued weakness in Publishing. As required, we will begin expensing stock options, a non-cash charge that we expect will total approximately $0.10 per share this year. Despite this additional charge, we are projecting that 2006 earnings per share will increase by 20 - 25% to $0.67 to $0.70 per share," Hefner said.

Entertainment
Fourth quarter 2005 Entertainment Group segment income was $11.9 million, versus $14.7 million in the prior year quarter on a 6% increase in revenues to $56.3 million. The quarterly comparison reflected a $1.1 million reversal of an accrual in the 2004 quarter. Revenues from online subscriptions and international television increased significantly during the quarter. Domestic television revenues declined, in part reflecting the transition from pay-per-view to video-on-demand technology, in which the company's product still is being rolled out.

Publishing
The Publishing Group reported a fourth quarter 2005 segment loss of $3.1 million, compared to segment income of $1.0 million in the prior year quarter. The decline reflected lower advertising and newsstand revenues at Playboy magazine combined with higher paper prices. Fourth quarter revenues declined 15% to $26.7 million in 2005 from $31.5 million in 2004.

     The company said that it expects first quarter 2006 advertising revenues and pages to be down approximately 30% as compared to last year's first quarter.

Licensing
Segment income for the Licensing Group rose 89% in the 2005 fourth quarter to $5.5 million from $2.9 million on a 63% revenue increase to $8.0 million. The Group's strong results were due primarily to increased royalties from product licensees in Western Europe, Asia and the United States.

Other
Fourth quarter Corporate Administration and Promotion expense increased from $4.3 million in 2004 to $6.9 million in 2005 primarily due to higher performance-based compensation and marketing costs.

     Fourth quarter 2005 interest expense declined by approximately 50% to $1.5 million as a result of the debt restructuring that was completed in the first quarter of the year.

Additional information regarding fourth quarter 2005 earnings will be available on the earnings release conference call, which is being held today, February 14, at 11:00 a.m. Eastern / 10:00 a.m. Central. The call may be accessed by dialing 877-210-6102 (for domestic callers) or 1-785-830-1914 (for international callers) and using the password: Playboy. In addition, the call will be webcast. To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

                                     ****

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming globally via DVD and a network of websites including Playboy.com, a leading men's lifestyle and entertainment website; and licenses the Playboy and Spice trademarks internationally for a range of consumer products and services.

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements," as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues" and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

1) Foreign, national, state and local government regulations, actions or initiatives, including:

          (a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video and online materials,

          (b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or

          (c) substantive changes in postal regulations or rates which could increase our postage and distribution costs;

2) Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;

3) Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;

4) Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

5) Our ability to protect our trademarks, copyrights and other intellectual property;

6) Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;

7) The risk our outstanding litigation could result in settlements or judgments which are material to us;

8) Dilution from any potential issuance of common or convertible preferred stock or convertible debt in connection with financings or acquisition activities;

9) Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;

10) Competition in the television, men's magazine, Internet and product licensing markets;

11) Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;

12) Our television and Internet businesses' reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

13) Risks associated with losing access to transponders and competition for transponders and channel space;

14) The impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on splits with operators of these systems;

15) Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions, joint ventures and/or licensing arrangements;

16) Any charges or costs we incur in connection with restructuring measures we may take in the future;

17) Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC joint venture partner;

18)  Increases in paper, postage or printing costs;

19) Effects of the national consolidation of the single-copy magazine distribution system; and

20) Risks associated with the viability of our primarily subscription- and e-commerce-based Internet model.

                   Playboy Enterprises, Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                     (In millions, except per share amounts)

                                                          Quarters Ended
                                                            December 31,
                                                     --------------------------
                                                         2005          2004
                                                     ------------  ------------
Net Revenues
------------
Entertainment:
   Domestic TV networks                             $    23.1     $    25.5
   International                                         14.6          13.1
   Online subscriptions                                   9.2           6.1
   E-commerce                                             6.9           6.7
   Other                                                  2.5           1.8
                                                  ------------  ------------
Total Entertainment
                                                         56.3          53.2
Publishing:
   Playboy magazine
     Subscription                                        12.1          12.6
     Newsstand                                            2.5           4.5
     Advertising                                          7.3           9.6
                                                  ------------  ------------
     Total Playboy magazine                              21.9          26.7
   Other domestic publishing                              3.1           3.0
   International publishing                               1.7           1.8
                                                  ------------  ------------
Total Publishing                                         26.7          31.5
Licensing:
   International licensing                                5.6           3.2
   Domestic licensing                                     1.1           0.8
   Entertainment licensing                                0.3           0.5
   Marketing events                                       0.8           0.3
   Other                                                  0.2           0.1
                                                  ------------  ------------
Total Licensing                                           8.0           4.9
                                                   ------------  ------------
   Total net revenues                                $   91.0      $   89.6
                                                   ============  ============

Results of Operations
---------------------
Entertainment                                       $    11.9     $    14.7
Publishing                                               (3.1)           1.0
Licensing                                                 5.5           2.9
Corporate Administration and Promotion                   (6.9)         (4.3)
                                                  ------------  ------------
   Segment income                                         7.4          14.3

Restructuring expenses                                   (0.1)         (0.7)
                                                  ------------  ------------

   Operating income                                       7.3          13.6

Investment income                                         0.8           0.3
Interest expense                                         (1.5)         (3.0)
Amortization of deferred financing fees                  (0.1)         (0.3)
Minority interest                                        (0.5)         (0.3)
Insurance/litigation settlement                             -           5.6
Other, net                                               (0.2)         (0.2)
                                                   ------------  ------------

Income before income taxes                                5.8          15.7

Income tax expense                                       (1.2)         (1.2)
                                                  ------------  ------------

Net income                                           $    4.6      $   14.5
                                                   ============  ============

Weighted average number of common shares
outstanding
   Basic                                               33,119        33,378
                                                  ============  ============
   Diluted                                             33,451        33,546
                                                  ============  ============

Basic and diluted earnings per common share          $   0.14      $   0.43
                                                   ============  ============

Note: Certain reclassifications have been made to conform to the current presentation.

                   Playboy Enterprises, Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                     (In millions, except per share amounts)


                                                       Twelve Months Ended
                                                           December 31,
                                                   --------------------------
                                                          2005          2004
                                                     ------------  ------------
Net Revenues
Entertainment:
   Domestic TV networks                              $    98.6     $    96.9
   International                                          52.1          45.3
   Online subscriptions                                   26.1          21.5
   E-commerce                                             20.8          18.7
   Other                                                   5.8           6.8
                                                   ------------  ------------
Total Entertainment                                      203.4         189.2
Publishing:
   Playboy magazine
     Subscription                                         49.4          51.2
     Newsstand                                            10.5          14.1
     Advertising                                          29.5          36.2
                                                    ------------  ------------
     Total Playboy magazine                               89.4         101.5
   Other domestic publishing                              10.5          11.9
   International publishing                                6.6           6.4
                                                    ------------  ------------
Total Publishing                                         106.5         119.8
Licensing:
   International licensing                                18.9          12.1
   Domestic licensing                                      3.5           3.1
   Entertainment licensing                                 1.8           2.0
   Marketing events                                        3.6           3.0
   Other                                                   0.5           0.2
                                                   ------------  ------------
Total Licensing                                           28.3          20.4
                                                   ------------  ------------

   Total net revenues                                 $  338.2      $  329.4
                                                    ============  ============

Results of Operations
Entertainment                                        $    41.0     $    33.1
Publishing                                                (6.5)          6.2
Licensing                                                 16.1          10.5
Corporate Administration and Promotion                   (19.6)        (18.2)
                                                   ------------  ------------
   Segment income                                         31.0          31.6

Restructuring expenses                                    (0.1)         (0.7)
                                                   ------------  ------------
   Operating income                                       30.9          30.9

Investment income                                          2.2           0.6
Interest expense                                          (7.0)        (13.7)
Amortization of deferred financing fees                   (0.6)         (1.3)
Minority interest                                         (1.6)         (1.4)
Insurance/litigation settlement                              -           5.6
Debt extinguishment expenses                             (19.3)         (5.9)
Other, net                                                (1.3)         (1.0)
                                                    ------------  ------------
Income before income taxes                                 3.3          13.8

Income tax expense                                        (4.0)         (3.8)
                                                   ------------  ------------
Net income (loss)                                         (0.7)         10.0
Dividend requirements of preferred stock                     -          (0.4)
                                                   ------------  ------------
Net income (loss) applicable to common
shareholders                                         $    (0.7)      $   9.6
                                                   ============  ============
Weighted average number of common shares
outstanding
   Basic                                                33,163        31,581
                                                    ============  ============
   Diluted                                              33,163        31,767
                                                    ============  ============

Basic and diluted earnings (loss) per common share  $    (0.02)     $   0.30
                                                    ============  ============


Note: Certain reclassifications have been made to conform to the current presentation.



    PLAYBOY ENTERPRISES, INC.
    -------------------------------------------------------------------------------------------------------------------------------
    Reconciliation of Non-GAAP Financial Information (in millions of dollars)

                                                      Fourth Quarter Ended December 31,         Twelve Months Ended December 31,
                                                                                                                        %Better/
    EBITDA and Adjusted EBITDA                             2005        2004   %Better/(Worse)      2005       2004     (Worse)
    --------------------------------------------------------------------------------------    -------------------------------------
    Reconciliation to GAAP Financial Measure:
        Net Income (Loss)                              $    4.6    $   14.5       (68.3)     $    (0.7)     $   10.0       ---
        Adjusted for:
         Income Tax Expense                                 1.2         1.2         ---            4.0           3.8      (5.3)
         Interest Expense                                   1.5         3.0        50.0            7.0          13.7      48.9
         Amortization of Deferred Financing Fees            0.1         0.3        66.7            0.6           1.3     53.8
         Equity in Operations of Investments                0.1         0.1         ---            0.4           0.1    (300.0)
         Depreciation and Amortization                     10.2        11.0         7.3           43.1          47.8       9.8
    ------------------------------------------------------------------------                -----------------------
        EBITDA (1)                                         17.7        30.1       (41.2)          54.4         76.7      (29.1)
        Adjusted for:
           Cash Investments in Entertainment
           Programming                                     (8.8)       (7.3)      (20.5)         (33.1)        (41.5)     20.2
    ------------------------------------------------------------------------                -----------------------
        Adjusted EBITDA (2)                            $    8.9    $   22.8       (61.0)     $    21.3      $   35.2     (39.5)
    ------------------------------------------------------------------------                -----------------------

                                                      Fourth Quarter Ended December 31,         Twelve Months Ended December 31,
                                                                                                                        % Inc/
    Financial and Operating Data                           2005        2004   % Inc/(Dec)          2005         2004     (Dec)
    --------------------------------------------------------------------------------------    -------------------------------------
    Entertainment
       Cash Investments in Programing                  $    8.8    $    7.3        20.5      $    33.1      $   41.5     (20.2)
       Programming Amortization                        $    9.4    $    9.7        (3.1)     $    37.5      $   41.7     (10.1)
       Online Content Expense                          $    1.0    $    0.5       100.0      $     2.6      $    2.3      13.0

       International TV Households at End of Period
       (in millions) (3)                                   44.3        40.5         9.4           44.3          40.5       9.4

       Domestic TV Household Units at End of Period
       (in millions) (3):

         Playboy TV:
            Satellite                                      26.8        24.4         9.8           26.8          24.4       9.8
            Cable                                          20.1        21.8        (7.8)          20.1          21.8      (7.8)
         Movie Networks:
            Satellite                                      53.0        48.2        10.0           53.0          48.2      10.0
            Cable                                          43.8        46.0        (4.8)          43.8          46.0      (4.8)
       On Demand Households:
            VOD                                             8.6         5.0        72.0            8.6           5.0      72.0
            SVOD                                            1.9         1.5        26.7            1.9           1.5      26.7

    Publishing
       Magazine Advertising Pages                         119.0       152.7       (22.1)         479.0         573.0     (16.4)

    At December 31
         Cash, Cash Equivalents and Marketable
         Securities                                   $    52.1    $   50.7         2.8      $    52.1      $   50.7       2.8
         Long-Term Financing Obligations              $   115.0    $   80.0        43.8      $   115.0      $   80.0      43.8
   --------------------------------------------------------------------------------------------------------------------------------
    See Notes on accompanying page.


PLAYBOY ENTERPRISES, INC.
--------------------------------------------------------------------------------
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data


1) In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in entertainment programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

2) In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. GAAP.

3) Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple platforms (i.e. digital and analog) are available to that household.